UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025

URBAN-GRO, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39933	46-5158469
(Commission File Number)	(IRS Employer Identification No.)

1751 Panorama Point, Unit G

Lafayette, Colorado 80026

(Address and Zip Code of principal executive offices)

(720) 390-3880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	UGRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2025, urban-gro, Inc. (the “Company”) entered into a binding letter of intent (the “LOI”) with Flash Sports & Media, Inc. (“Flash”) regarding a proposed transaction pursuant to which the parties intend to merge Flash with and into a newly formed wholly-owned subsidiary of the Company, which would then merge with and into a second wholly-owned subsidiary of the Company (collectively, the “Merger”). Pursuant to the LOI, the parties have agreed, subject to satisfaction of certain conditions, to negotiate and execute a definitive merger agreement in accordance with the terms set forth in the LOI. The LOI provides that Flash will pay to the Company a cash deposit of $200,000 within fifteen days of its execution.

In connection with the Merger, the stockholders of Flash would receive (i) unregistered shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) equal to 19.99% of the outstanding shares of Common Stock as of immediately prior to the Merger, and (ii) unregistered shares of a newly-created series of non-voting preferred stock that would be economically equivalent to Common Stock (the “Preferred Stock”) and would automatically convert into Common Stock upon receipt of approval by the Company’s stockholders. The LOI contemplates that the former stockholders of Flash would own approximately 90% of the Company following the Merger, assuming full conversion of the Preferred Stock. Upon closing of the Merger, the Company would change its name to Flash Sports & Media Holdings, Inc. or a similar name. The Company would be required to obtain approval of its stockholders for conversion of the Preferred Stock as soon as reasonably practicable following the Merger.

The LOI provides that following the Merger, the board of directors (the “Board”) of the Company would be reconstituted such that four members of the Board would be designated by the Board prior to the Merger and one member of the Board would be designated by the former stockholders of Flash. Upon approval of the Company’s stockholders for the conversion of the Preferred Stock, the Board would be further reconstituted such that one member of the Board would be designated by the Board prior to the Merger and four members of the Board would be designated by the former stockholders of Flash.

The LOI provides for an exclusivity period of 90 days following the execution of the LOI. During that period, the Company agreed that neither it nor its affiliates will, among other things, solicit, provide any information or enter into any agreement with any other party concerning a transaction similar to the Merger.

The foregoing description of the LOI is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the LOI, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth above in Item 1.01 relating to the future issuance of shares of Common Stock, shares of Preferred Stock and the shares of Common Stock underlying the Preferred Stock is incorporated by reference herein in its entirety. The issuance of shares of Common Stock, shares of Preferred Stock and the shares of Common Stock underlying the Preferred Stock pursuant to a definitive merger agreement, once negotiated and signed, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and the shares of Common Stock, shares of Preferred Stock and the shares of Common Stock underlying the Preferred Stock issued pursuant to any definitive merger agreement will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of, and Rule 506 under Regulation D promulgated under, the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Binding Letter of Intent, dated as of October 14, 2025, by and between urban-gro, Inc. and Flash Sports & Media, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URBAN-GRO, INC.

Date: October 14, 2025	By:	/s/ Bradley Nattrass
		Name:	Bradley Nattrass
		Title:	Chairman and Chief Executive Officer

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